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                                                                 Exhibit 10.12


                                 VOYAGER <LOGO>
                             N E T W O R K S , I N C
                                60 HUDSON STREET
                                 MEZZANINE NORTH
                            NEW YORK, NEW YORK 10013
                         212 571 2000 Fax: 212 571 2036

                      COLLOCATION AND FACILITIES MANAGEMENT
                                SERVICE AGREEMENT


The terms and conditions upon which VOYAGER NETWORKS, INC. (VNI) located at 60 Hudson Street F1: M-16 New York, N.Y. 10013, U.S.A. will lease certain space and provide to USFI, Inc. ("USFI") located at 1212 Avenue of the Americas FL: 12th New York, N.Y. 10036, Collocation and Facilities Management Services throughout the United States on this 22nd day of May, 1995, are defined as follows:

1.  RESPONSIBILITIES AND UNDERTAKINGS

         (a) VNI Shall provide full space for USFI-related Equipment. USFI's space will be in VNI's Collocation Center located on the mezzanine floor (north) of 60 Hudson Street, New York, New York and will consist of approximately 160 square feet of space. All Charges will be in accordance with Attachment (A) hereto. VNI understands and agrees that the space will be utilized by USFI for housing switching and other telecommunications equipment to be installed therein by USFI and that USFI may have one or more persons occupy such space based upon VNI's business hours in accordance with subsection 1(f). VNI represents that the space is suitable for such purpose and that adequate air conditioning and electric power are available in the space for the purpose for which USFI intends to use the space. USFI Agrees it will not resell their collocation space to any other entities.

         (b) In addition to the Space, upon the request of USFI, to extent available, VNI shall provide additional space for USFI-related equipment in the VNI Collocation Center. Additional space will be provided by VNI in single rack or cabinet increments. A rack or cabinet is defined as a volume no greater than 23 inches wide, 28 inches deep and 84 inches high. The height and depth specifications are physical limitations of VNI's Collocation Center and cannot be exceeded. A rack or cabinet in excess of 23 inches in width will be considered to be multiple racks or cabinets. A rack, cabinet, or equipment enclosure of a width less than 23 inches will still be considered a complete rack under this agreement.
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         (c)      USFI shall be deemed the sole owner of its equipment installed at VNI's Collocation Center located at 60 Hudson Street, New York, New York, whether in the area described in 1(a) or 1(b).

         (d) VNI currently employs and will continue to employ technical staff, sufficient and capable, to maintain and manage technical communication collocation facilities. Upon the request of USFI, VNI technical staff will perform necessary technical work related specifically to USFI-owned or leased equipment and/or services to USFI customers facilities on a "time and material" basis as set forth on Attachment (A).

         (e) Requests for all additions, moves, or changes, must be in written form from USFI to VNI. Upon such request, VNI will use all means to effectuate such additions, moves or changes.

         (f) USFI personnel shall have access to its equipment at the Collocation Center, 24 hours per day, seven days a week. VNI agrees that by January 1, 1996, it will maintain a person, with technical skills capable of servicing all Collocation Center Customers 24 hours per day, Monday through Saturday. Until then, it will maintain such a person at least from 8:00 a.m. to 6:00 p.m. during weekdays (both before and after January 1, 1996). VNI will maintain the availability of a technical person on call as set forth on Attachment (A). Such person shall provide access to the Collocation Center and the services requested within two hours of any call.

2.  PAYMENT

         (a) The monthly charges for all Services used shall be payable in U.S. dollars within 30 days from the date of VNI's invoice therefore. Payment shall be remitted to VNI at the address or wired to the account set forth in subsection (11.) herein, and will not be deemed to have been made until the funds are received by VNI.

         (b) Any payment (including monthly service charges due under this section or any other amount due hereunder) not made when due will be subject to a late charge of 1 1/2% per month.

         (c) Upon the expiration of the Initial Service Term (as specified in subsection -9, VNI shall have the right to adjust rates upon 120 days notice to USFI in accordance with the (Cost of Living) contained in subsection (9).


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3.  HOURLY RATE FOR ADDITIONAL SERVICES

         (a) When VNI field personnel assistance is requested by USFI for resolution or coordination of problems, USFI agrees to pay VNI a per hour rate set forth in Attachment (A) hereto.

         (b) For any services which it may require, UAFI shall contact VNI Customer Service as specified in subsection (11.) herein.

4.  INTERCONNECT TO USFI PRIVATE LINE CUSTOMERS

         (a) All costs and arrangements for local interconnect to the VNI Collocation Center shall be subject to Attachment (A) and will be USFI's responsibility, unless otherwise agreed to by the parties in writing. USFI facilities management personnel must coordinate with VNI in the exchange of technical information relating to the interface circuitry and the local interconnect in order to provide Connecting Facilities Assignment ("CFA") prior to making Customer's interface arrangements. In addition, for Services provided hereunder, USFI agrees to provide VNI notice of at least ten (10) working days prior to the projection of service coming on line, along with a copy of all Access Service Requests ("ASR's"), confirmations and Design Layout Reports. Any delays occasioned by USFI's failure to comply with the requirements of this section shall not delay VNI's billing for services rendered. Coordination regarding exchange of technical information relating to interface circuitry and local interconnects shall be provided to VNI as specified in subsection (11.) herein.

         (b) At USFI's request in writing, VNI will arrange for USFI, at USFI expense, local interconnects required to interface with USFI Customer's facilities.

         (c) Upon the written request of USFI, USFI will authorize and VNI agrees to act as USFI's agent in the turning-up of local Interconnects and to provide on-going loop maintenance between VNI Collocation and any third-party facilities of USFI's customers.

         (d) All interconnects must be at the Ds3, Ds1 or Ds0 level utilizing up to 28 T1's per Ds3, 24 ports per Ds1 and 8 ports per Ds0. The interface point for VNI's Service will be VNI's DSX's "CROSS-CONNECT".


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5. EQUIPMENT SYSTEM FORECAST

         USFI agrees that it has or shall provide to VNI, with each Signed Addendum to this Agreement, an initial one month forecast for equipment system usage or new installations. In the event USFI anticipates a significant change in systems volume or routing telecom patterns, an updated forecast must be submitted to VNI, in writing, 30 days in advance of such system usage, volume or routing telecom change.

6.  FORCE MAJEURE

         Neither Party shall be liable for any failure or delay in performance caused by labor dispute, fire or other casualty, weather or natural disaster, damage to facilities, the conduct of third parties, or other cause beyond its reasonable control ("force majeure"), provided that if such failure or delay shall continue for more than ten (10) days, USFI shall have the right to terminate this Agreement by notice to VNI.

7.  EMERGENCIES AND INTERRUPTIONS

         In case of an interruption of any transmission services furnished hereunder, VNI shall use reasonable diligence under the circumstances to restore service. If VNI elects, it may substitute an equivalent service. Except in the case of gross negligence, VNI's liability for all mistakes, errors, omissions, interruptions, delays or defects in transmission occurring in the course of engineering, installation and operation of its system or the provision of Services shall in no event exceed the charges paid by USFI for the period of time during which mistakes, errors, omissions, interruptions, delays or defects in transmission occurred. In no event shall VNI be liable for any special, consequential or incidental damages. In the event USFI experiences a service interruption for reasons other than Force Majeure which results in the loss of 25% of USFI's traffic for a period of 3 hours or more, or if VNI fails to provide service in accordance with industry standards and fails to cure its failure within ten (10) days, USFI shall have the right to terminate this agreement.


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8.  DEFAULT

         (a) Either Party shall be in default if it fails to timely perform its obligations under this Agreement or any other agreement with an affiliate of the other, or becomes the subject of any proceedings under any bankruptcy or insolvency laws. Upon such default by a Party (other than a service interruption as described in Section 7 hereof) the other may, provide written notice to the defaulting Party of such default, allowing thirty (30) days, for the default to be cured. If the default is not cured within that 30 days, the non-defaulting Party may, upon ten (10) days' notice to the other, terminate this Agreement, one or more Addenda hereto or any other agreement in force between the Parties, and pursue all other available remedies at law and in equity, all of which shall be cumulative.

         (b) If this Agreement or any Addendum is terminated by VNI during the Initial Service Term or any Addendum thereto as a result of USFI default or is terminated or repudiated by USFI. USFI shall be liable for liquidated damages equal to 75% of the monthly charge for the terminated Services for the remainder of the Initial Service Term under the applicable Addendum, or such other percentage as may be stated in the Addendum.

         (c) Subsequent to termination of Services for cause and prior to any reinstatement of VNI's Services to USFI, the parties shall agree upon the amount of any reconnect charges, increase in service rates and/or security deposit required hereunder; it being understood, however, that in the event of termination, VNI may sell the Services to others.

9.  TERM OF THIS AGREEMENT

         Unless sooner terminated as herein provided, the term of this Agreement shall be for a 12 month period, commencing on this 1 day, of June 1995 (the "Initial service Term").

         USFI shall have the option, to be exercised by notice to VNI given at least thirty (30) days prior to the expiration of the initial one-year term or any option term, to extend the term hereof for up to three (3) additional two year periods upon the terms and conditions provided herein. All option terms indicated above, will be subject to standard "Cost of Living"


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         index, increments based upon a March to March Year. The confidentiality provisions of subsection (14-h.) herein shall survive termination of this Agreement.

10.  INDEMNIFICATION

         USFI and VNI shall each indemnify the other against all loses, claims, damages, expenses and liabilities (including reasonable attorneys' fees and court costs) arising out of or relating to (I) personal injury or property damage (including any damage to the facilities or equipment of the other, any connecting carrier, or any other third party), caused by any act, error or omission of, or any condition created by, either of them or their respective employees, agents, equipment or other property; or (II) any breach of any representation, warranty or covenant made by either of them herein; or (III) claims by the customers of either of them, or any other third parties with whom either conducts business (to the extent that such claims arise out of operations or activities hereunder).

11.  NOTICES AND OTHER COMMUNICATIONS

         (a) Unless written notice of a change is given to USFI, payments to VNI shall be sent as follows:

                                 VOYAGER NETWORKS, INC.
                                 CITIBANK
                                 8515 Fourth Avenue
                                 Brooklyn, N.Y 11209
                                 ABA Routing Number: 021000089
                                 Account Number: 06453203


         (b) Documentation and coordination regarding exchange of technical information relating to interface circuitry and local interconnects shall be sent to:

                                 Gene Merkel
                                 Network Manager
                                 Voyager Networks, Inc.
                                 60 Hudson Street M-16
                                 New York, N.Y 10013 U.S.A.


         (c) Telephone notification of need for assistance for resolution or coordination of service problems shall be reported by USFI to VNI's Customer Service Office at 800-622-3551 and by VNI to USFI at (212) 703-0176.

         (d) All other notices to VNI relating to this Agreement shall be in writing and personally delivered, telecopied or sent by certified mail, return


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                  receipt requested, or overnight courier service to:
                              Voyager Networks, Inc.
                              60 Hudson Street M-16
                              New York, N.Y. 10013 U.S.A.
                              Attention: Tammy Rich
                              Title: Director of Operations
                              Facsimile: 212-571-2036


         (e) Unless written notice of a change is given by USFI to VNI, all notices and other communications to USFI shall be in writing, telecopied or sent by certified mail, return receipt requested, or overnight courier service to its address as set forth on the face of this Agreement or to facsimile number 212-719-2834, attention: James D. Pearson.

12.  FUTURE OPPORTUNITIES:

         USFI and VNI may elect to combine areas of expertise and customer base to establish specific joint venture opportunities.

13.  COMPLIANCE WITH LAWS

         Each party shall comply with all federal, state and local laws with respect to the Services and this Agreement. Each party agrees to provide evidence of all necessary authorizations and approvals of public authorities which the other may reasonably request.

14.  MISCELLANEOUS

         (a) This Agreement may not be assigned by either party in whole or in part without the prior written consent of the other party, which consent shall not be unreasonably withheld, except that USFI and VNI shall have the right to assign this Agreement to one of its affiliates and USFI shall have the right to assign this Agreement in connection with the sale of all or substantially all of its assets and to the lenders in connection with any financing transaction to which it is a party.

         (b) This Agreement and any documents attached hereto constitute the entire agreement between the parties and supersede all prior agreements, whether written or oral, with respect to the specific services being provided hereunder. In case of any conflict between this Agreement and the terms of any documents attached


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                  hereto, the terms of the documents attached shall control
                  insofar as the services covered thereby are concerned.

         (c) This Agreement shall become effective when accepted by an authorized officer of USFI and VNI. The negotiation of any check representing a payment or security deposit under this Agreement or any Addendum shall not in itself constitute an acceptance thereof.

         (d) The terms and provisions of this Agreement may only be waived, modified or changed by an amendment in writing signed by both parties hereto. No failure by either Party to insist upon the other's performance of any obligation hereunder shall constitute a waiver of the obligation and the parties may require compliance with any such obligation at any time.

         (e) If VNI or USFI institutes legal proceedings to enforce any provisions hereof, in addition to any other relief awarded by the court, the prevailing party shall be entitled to recover its own reasonable attorneys fees and other associated costs.

         (f) If any provision of this Agreement shall be determined to be invalid or unenforceable, the remainder of the Agreement shall continue in full force and effect.

         (g) This Agreement shall be governed in all respects by the internal laws of the State of New York. The parties hereby subject themselves to the jurisdiction of the State of New York, for the resolution of any dispute arising hereunder and agree that venue in any suit filed in those courts shall be proper.

         (h) VNI shall not use or disclose, or allow its representatives, agents or employees to use or disclose any information concerning USFI, which any of them have learned or shall learn in connection with this Agreement or the performance of any service or obligation hereunder or pursuant hereto, including, but not limited to, technical information, methods of doing business, rate information, and information concerning terms or customers except that VNI may release such information upon written approval of USFI.

         (i) VNI will use its best efforts to assist USFI for moving equipment in and out of the premises, whether on weekends, evenings or during the business day.


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IN WITNESS WHEREOF, the undersigned hereby acknowledge that they have read and fully understand the foregoing Agreement and, further, that they agree to each of the terms and conditions contained herein.


Accepted and Agreed by:


By:                                                        5/22/95
   -------------------------------------                   -------
    Authorized Signature for USFI, Inc.                     DATE

PRINT:
       ---------------------------------

TITLE:
       ---------------------------------
Accepted and Agreed by:

By:                                                        5/23/95
   -------------------------------------                   -------
    Barry Solomon for VOYAGER NETWORKS INC.                 DATE

TITLE: Chief Operating Officer
       ---------------------------------

By:                                                        5/22/95
   -------------------------------------                   -------
    Paul Valenzuela of VOYAGER NETWORKS, INC.               DATE

TITLE: Director of Telecom & Network Development
       -----------------------------------------


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                                 ATTACHMENT (A)



               COLLOCATION SERVICE PROVIDE FOR USFI AT ITS REQUEST


1.     Switch Partitioning

(A)    Switch partitioning via Least Cost Routing
       Which includes:
       *   Common Hardward Logic;                                                       --
       *   Software Configuration;                                                      --
       *   Custom Least Cost Routing profile;                                           --
       *   One Switch T1 Port                                                           --
                                                                                 =========
                                                                                 $2,800.00 per month

(B)    Additional Switch T1 Port interconnect:                                   $275.00 per month

(C) There is a one time installation of switch partition charge of $1,500.00. (Includes cost of time and material - labor billed at $45.00/hr). This is to be paid prior to installation of the switch partition.

2. Interconnection to Long Distance Carriers using VNI conduits is $225.00 per T-1, per month with % discounts equal to;

           5 < 10 Carrier interconnects = 10% off list price
          11 < 15 Carrier interconnects = 20% off list price
          16 < ** Carrier interconnects = 30% off list price
              *Discounts apply to all T-1 interconnects
              *USFI is not required to use VNI for Long Distance
               Interconnections.

3. Upon USFI request, VNI will provide USFI direct access to MFS, Teleport, and NYNEX at no extra charge above the LEC charge.

4, USFI will directly contract for all Carrier Services it wishes to use. VNI will coordinate all orders for USFI.

5. With USFI collocation space additional Customer POP Rack space will be billed at a rate of $467.50 per month.

6. Additional UPS power will be billed at $125.00 per 10amp, per Month based upon 10amps increments.


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7.     VNI currently employs technical staff to maintain and manage the network and other technical operations, USFI will have the option to allow VNI's technical staff to perform necessary technical work related specifically to USFI owned or leased equipment and/or services on a "time and material" basis and equal to the hourly rate of $45.00. If any technical work is under 15 minutes, there will be no charge.

8. All adds, moves, changes, for customer "POP" or request from USFI must come in written form.

9. Access to the customer "POP" will be available during normal VNI business hours. Off Hour Access must be scheduled in advance (except in the case of an emergency) and supervised by an authorized VNI employee and will result in an hourly rate charge of $45.00/hr to USFI. (2 hour minimum).

10. Partition of Space of approximately 160 sq feet with up to 40amps of power will be at a cost of $4,600.00 per month.

11. Until VNI begins its 24hr services, USFI will pay VNI $1000.00 for 40hrs of technical support per month. If USFI exceeds 40hrs, USFI agrees to pay VNI $45.00 Per hour for all technical support. After VNI goes to 24hr service, USFI will pay VNI $45.00 per hour for all technical support.


*$5,600.00 deposit required upon signing of the Collocation and Facilities Management Service Agreement.


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